                                                                    Exhibit 12-B

                        Delmarva Power & Light Company

          Ratio of Earnings to Fixed Charges and Preferred Dividends
          ----------------------------------------------------------
                            (Dollars in Thousands)

                                          12 Months
                                            Ended                                Year  Ended  December  31,
                                           March 31,      ------------------------------------------------------------------------
                                             2001           2000            1999            1998            1997            1996
                                          --------        --------        --------        --------        --------        --------
Income before extraordinary item          $133,556        $141,816        $142,179        $112,410        $105,709        $116,187
                                          --------        --------        --------        --------        --------        --------
Income taxes                                79,680          81,510          95,321          72,276          72,155          78,340
                                          --------        --------        --------        --------        --------        --------
Fixed charges:
   Interest on long-term debt
     including amortization of
     discount, premium and expense          76,414          77,178          77,790          81,132          78,350          69,329
   Other interest                            6,426           7,512           6,117           9,328          12,835          12,516
   Preferred dividend requirements
     of a subsidiary trust                   5,687           5,687           5,687           5,688           5,687           1,390
                                          --------        --------        --------        --------        --------        --------
        Total fixed charges                 88,527          90,377          89,594          96,148          96,872          83,235
                                          --------        --------        --------        --------        --------        --------

Nonutility capitalized interest                -               -               -               -              (208)           (311)
                                          --------        --------        --------        --------        --------        --------

Earnings before extraordinary
   item, income taxes, and
   fixed charges                          $301,763        $313,703        $327,094        $280,834        $274,528        $277,451
                                          --------        --------        --------        --------        --------        --------
Fixed charges                              $88,527         $90,377         $89,594         $96,148         $96,872         $83,235

Preferred dividend requirements              8,072           7,787           7,417           7,150           7,556          14,961
                                          --------        --------        --------        --------        --------        --------
                                           $96,599         $98,164         $97,011        $103,298        $104,428         $98,196
                                          --------        --------        --------        --------        --------        --------
Ratio of earnings to fixed charges
   and preferred dividends                    3.12            3.20            3.37            2.72            2.63            2.83

For purposes of computing the ratio, earnings are income before extraordinary item plus income taxes and fixed charges, less nonutility capitalized interest. Fixed charges consist of interest on long- and short-term debt, amortization of debt discount, premium, and expense, dividends on preferred securities of a subsidiary trust, plus the estimated interest component of rentals. Preferred dividend requirements represent annualized preferred dividend requirements multiplied by the ratio that pre-tax income bears to net income.